Exhibit 99.1

                OraLabs Holding Corp. Receives Notice from NASDAQ

     ENGLEWOOD, Colo.--(BUSINESS WIRE)--Aug. 27, 2003--OraLabs Holding Corp. (the "Company") (OLAB-Traded NASDAQ SmallCap Market(TM)) announced today that it received a letter from The NASDAQ Stock Market, Inc. ("NASDAQ") dated August 22, 2003, that the Company was given an additional extension to regain compliance with the minimum one dollar per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Bid Price Rule").
     The Company originally received notification from NASDAQ on August 26, 2002, that the Company failed to meet the Bid Price Rule, and was given a period of 180 calendar days or until February 24, 2003, to regain compliance. At that time it was given a 180-day extension to regain compliance, or until August 21, 2003. The extension given on August 22, 2003, was for a period of 90 calendar days, or until November 19, 2003. If at any time before that date, the bid price of the Company's common stock closes at one dollar per share or more for a minimum of ten consecutive trading days as required to regain compliance under the Bid Price Rule, NASDAQ Staff will provide written notification that the Company complies with the Bid Price Rule. However, under certain circumstances, NASDAQ Staff may require that the closing bid price equals one dollar per share or greater for more than 10 consecutive trading days. If compliance with the Bid Price Rule is not demonstrated by November 19, 2003, NASDAQ will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal to a NASDAQ Listing Qualifications Panel. There can be no assurance that the Listing Panel will grant the Company's request for continued listing. Even if compliance with the Bid Price Rule is met, the Company's stock may be subject to delisting if the Company is unable to maintain compliance with other continued listing requirements, such as the requirement that there be a minimum market value of publicly held shares of $1,000,000.00 or more.

     OraLabs, Inc. product line includes breath drops, breath sprays, lip balms, sour candy and a variety of private label products. The Company's brands include Ice Drops(R) brand of breath drops and sprays, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Essential Lip Moisturizer(TM), and numerous private label brands of lip balm. OraLabs products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies various amenity products to airlines, hotels and the promotional products industry. OraLabs also distributes a dietary supplement line.

     Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com